Exhibit (23)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PotlatchDeltic Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-130507, 333-205914, 333-156130, 333-156127, and 333-195960) on Form S-8, registration statement (No. 333-191886) on Form S-3, and registration statement (No. 333-221942) on Form S-4 of PotlatchDeltic Corporation of our report dated March 30, 2018, with respect to the consolidated balance sheets of Deltic Timber Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the March 30, 2018 Form 8-K of PotlatchDeltic Corporation.

/s/ KPMG LLP

Shreveport, Louisiana
March 30, 2018